Exhibits 5.1 and 23.2

October 3, 2017

Board of Directors

Momentous Entertainment Group, Inc.

PO Box 861

Sugar Land, Texas 77487

Re: Form S-8 Registration Statement

Gentlemen:

I have acted as counsel to Momentous Entertainment Group, Inc., a Nevada corporation (the “Company”), in connection with certain matters pertaining to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offering of up to 1,750,000,000 shares of common stock, par value $0.001 per share (the “Shares”), of the Company issuable in connection with the 2017 Non-Statutory Stock Option Plan (the “Plan”).

In connection with this opinion letter, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Company’s Articles of Incorporation and By-laws, the Plan and such other documents, records and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photocopies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Nevada.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am an expert within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. I assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to my attention and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

/s/ Morgan E. Petitti, Esq.

Morgan E. Petitti, Esq.